MEMPHIS 2004.0 L.P.
FINANCIAL STATEMENTS
December 31, 2006
with
Report of Independent Auditors

Report of Independent Auditors

To the Partners of
Memphis 2004.0 LP:

We have audited the accompanying balance sheet of Memphis 2004.0 LP as of December 31, 2006, and the related statements of operations, changes in partners’ capital and cash flows for the year then ended.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Memphis 2004.0 LP at December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Novogradac  & Company LLP
Alpharetta, Georgia
August 23, 2007

2325 LAKEVIEW PARKWAY    SUITE 450    ALPHARETTA    GEORGIA    30004    TELEPHONE (678) 867-2333    FACSIMILE (678) 867-2366    http://www.novoco.com

MEMPHIS 2004.0 LP
BALANCE SHEET
December 31, 2006

ASSETS
Cash and cash equivalents	$27,843
Land	313,000
Buildings, net of accumulated depreciation	12,552,916
Intangible assets, net of accumulated amortization	167,920

Total assets	$13,061,679

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Security deposits payable	$26,190
Accrued expenses	4,716
Due to related parties	1,998,764
Developer fee payable	1,149,487
Construction loan payable	5,977,750
Total liabilities	9,156,907

Partners' capital	3,904,772

Total liabilities and partners' capital	$13,061,679

See accompanying notes

MEMPHIS 2004.0 L.P.
STATEMENT OF OPERATIONS
For the year ended December 31, 2006

REVENUE
Rental revenue	$58,945

Total revenue	58,945

OPERATING EXPENSES
General and administrative	3,432
Utilities	24,332
Property management fee	4,716
Repairs and maintenance	12,613
Marketing and advertising	2,855
Legal and other professional fees	112,083

Total operating expenses	160,031

NET LOSS FROM OPERATIONS	(101,086)

OTHER EXPENSES
Other partnership expenses	17,082
Interest expense	124,497
Depreciation and amortization	104,143
Organizational expense	625
Total other expenses	246,347

NET LOSS	$(347,433)

See accompanying notes

MEMPHIS 2004.0 L.P.
STATEMENT OF CHANGES IN PARTNERS' CAPITAL
For the year ended December 31, 2006

			Total
	General	Limited	Partners'
	Partner	Partners	Capital

BALANCE, JANUARY 1, 2006	$-	$135,000	$135,000

Capital contributions	100	4,117,105	4,117,205

Net loss	(35)	(347,398)	(347,433)

BALANCE, DECEMBER 31, 2006	$65	$3,904,707	$3,904,772

See accompanying notes

MEMPHIS 2004.0 L.P.
STATEMENT OF CASH FLOWS
For the year ended December 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(347,433)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	104,143
Increase (decrease) in security deposit payable	28,190
Increase (decrease) in accrued expenses	4,716
Net cash provided by (used in) operating activities	(212,384)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of buildings	(9,686,808)
(Increase) decrease in intangible assets	(167,920)
Net cash provided by (used in) investing activities	(9,854,728)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from construction loan payable	5,977,750
Capital contributions	4,117,205
Net cash provided by (used in) financing activities	10,094,955

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	27,843

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	-

CASH AND CASH EQUIVALENTS AT END OF YEAR	$27,843

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest.	$124,497

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Increase in buildings and due to related parties	$717,209
Increase in buildings and developer fee payable	$1,089,487

See accompanying notes

MEMPHIS 2004.0 L.P.
NOTES TO THE FINANCIAL STATEMENTS
December, 31 2006

1.      General

Memphis 2004.0 LP (the “Partnership”) was formed under the laws of the State of Tennessee to conduct the business of owning and operating real property located in Memphis, Tennessee.  The Partnership owns Memphis 144, a 144-home scattered site property (the “Property”), developed and operated under the low-income housing tax credit program.

The Partnership is owned 99.98% by the limited partner, WNC Housing Tax Credit Fund VI, L.P., Series 12 L.P., and 0.01% by the special limited partner, WNC Housing, L.P., collectively, the “Limited Partners.”  Harold E. Buehler, Sr. and Jo Ellen Buehler, collectively the “General Partner,” own the remaining 0.01%.

Profits and losses are generally allocated 0.01% and 99.99% to the General Partner and Limited Partners, respectively, pursuant to the Second Amended and Restated Agreement of Limited Partnership dated April 11, 2005 (“Partnership Agreement”).  Under the terms of the Partnership Agreement, the Limited Partners are required to provide capital contributions totaling $5,249,475.  The total capital contributions required pursuant to the Partnership Agreement are subject to adjustment based on the amount of low-income housing tax credits allocated to the Partnership. As of December 31, 2006, the General Partner had provided $100 in capital contributions.  As of
 December 31, 2006, the Limited Partners had provided capital contributions totaling $4,117,205.

2.      Summary of significant accounting policies and nature of operations

Basis of accounting
The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Cash and cash equivalents
Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less from the acquisition date.  Restricted cash is not considered cash equivalents.

Concentration of credit risk
The Partnership places its temporary cash investments with high credit quality financial institutions.  At times, the account balances may exceed the institution’s federally insured limits.  The Partnership has not experienced any losses in such accounts.

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results may differ from those estimates.

MEMPHIS 2004.0 L.P.
NOTES TO THE FINANCIAL STATEMENTS
December, 31 2006

2.      Summary of significant accounting policies and nature of operations (continued)

Buildings
Buildings of $12,657,059 are recorded at cost and depreciated over their estimated useful lives of 27.5 years under the straight-line method.  Depreciation expense for the year ended
December 31, 2006 was $104,143.  Accumulated depreciation as of December 31, 2006 was $104,143.

Intangible assets
Intangible assets include permanent loan fees of $70,000  which will be amortized over 30 years, tax credit fees of $40,320 and monitoring fees of 57,600 which will be amortized over 15 years using the straight-line method. Amortization expense for the year ended December 31, 2006 was $-.  As of December 31, 2006, accumulated amortization was $-.

Impairment of long-lived assets
The Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition.  If the long-lived asset is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique.  There were no impairment losses recognized during 2006.

Income taxes
Income or loss of the Partnership is allocated .01% to the General Partner and 99.99% to the Limited Partners.  No income tax provision has been included in the financial statements since profit or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

Revenue recognition
Rental revenue attributable to residential leases is recorded when due from residents, generally upon the first day of each month.  Leases are for periods of up to one year, with rental payments due monthly.  Other revenue results from fees for late payments, cleaning, and damages and is recorded when earned.

Economic concentrations
The Partnership operates a scattered site property in Memphis, Tennessee.  Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the demand for such housing.

3.      Related party transactions

Due to related parties
The General Partner has advanced funds on behalf of the Partnership to pay costs related to the construction and the repair of the Property.  As of December 31, 2006, construction costs payable of $1,957,011 were included in due to related parties and are payable from available cash flow.

MEMPHIS 2004.0 L.P.
NOTES TO THE FINANCIAL STATEMENTS
December, 31 2006

3.      Related party transactions (continued)

Due to related parties (continued)
Buehler Enterprises, Inc. has advanced funds on behalf of the Partnership to pay costs related to operating expenses incurred by the Partnership.  As of December 31, 2006, $41,753 of such costs were included in due to related parties on the accompanying balance sheet. This amount is payable from available cash flow.

Developer fee payable
Pursuant to the Development Agreement, Buehler Enterprises, Inc., an affiliate of the General Partner, earned a developer fee of $1,149,487 related to the development of the Property.  The entire developer fee has been capitalized into buildings.  As of December 31, 2006, the balance sheet reflects a developer fee payable in the amount of $1,149,487 which is payable from available cash flow.

Property management fees
Buehler Enterprises, Inc., an affiliate of the General Partner, manages the Property pursuant to a management agreement dated January 2, 2004.  The management agreement provides for a management fee of 8% of monthly rental collections.  The Partnership incurred property management fees of $4,716 during 2006.

Asset management fee
Pursuant to the Partnership Agreement, beginning in 2007, the Partnership shall pay to the Limited Partner, an annual asset management fee equal to 40% of net operating income, as defined, but no less than $9,000 annually for the Limited Partner’s services in assisting with the preparation of tax returns and other reports. For the year ended December 31, 2006, no fee was incurred.

4.	Construction loan payable

The Partnership obtained a construction loan from Stearns Bank.  The terms are set forth below:

Maximum loan amount:	$6,000,000
Interest rate:	8.75%
Maturity date:	October 20, 2008

The construction loan payable is secured by a deed of trust on the Property.  Interest on the loan is payable in monthly installments.  As of December 31, 2006, the outstanding balance was $5,977,750.  There was no accrued interest as of December 31, 2006.

5.	Low-income housing tax credits

The Partnership expects to generate an aggregate of $7,000,000 of federal low-income housing tax credits (“Tax Credits”).  Generally, such Tax Credits become available for use by its partners pro-rata over a ten-year period that began in 2006.  To qualify for the Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 (“Section 42”) which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements.

MEMPHIS 2004.0 L.P.
NOTES TO THE FINANCIAL STATEMENTS
December, 31 2006

5.	Low-income housing tax credits (continued)

In addition, the Partnership executed a land use restriction agreement, which requires the Property to be in compliance with Section 42 for a minimum of 30 years.  Because the Tax Credits are subject to complying with certain requirements, there can be no assurance that the aggregate amount of Tax Credits will be realized and failure to meet all such requirements may result in generating a lesser amount of Tax Credits than expected.  As of December 31, 2006, the Partnership had generated $92,351 of Tax Credits.

The Partnership anticipates generating Tax Credits as follows:

Year ending December 31,
2007	$700,000
2008	700,000
2009	700,000
2010	700,000
2011	700,000
Thereafter	3,407,649
Total	$6,907,649